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[deltathree logo]

                                                                    Exhibit 99.1


             deltathree Reports First Quarter 2003 Financial Results

New York, NY - May 13, 2003 - deltathree, Inc. (NasdaqSC: DDDC), a leading provider of SIP-based hosted communications solutions for service providers and consumers worldwide, today announced financial results for the first quarter ended March 31, 2003.

                  Highlights of the First Quarter 2003 Include:

o Net loss reduced 29% versus 1Q 2002 to ($0.09) per share, results in line with management's guidance.

o EBITDA loss reduced 47% versus 1Q 2002 to ($0.03) per share.

o Gross margins rise to 37% of revenue versus 23% in 1Q 2002.

Total revenues for the first quarter of 2003 were $3.0 million compared to revenues of $3.3 million reported for the first quarter of 2002, a decline of $365,000. In the sequential comparison, revenues declined $252,000 from $3.2 million reported for the fourth quarter of 2002. The decline in revenues in the sequential and year over year comparisons is primarily related to a reduction in the Company's sales of carrier transmission services. Lower margin carrier services accounted for approximately $0.1 million in revenue during the first quarter of 2003 versus approximately $0.3 million sequentially and $0.4 million in the year ago quarterly period. deltathree continues to actively focus on the marketing and sale of its higher margin iConnectHere (ICH) consumer VoIP services.

deltathree's net loss for the first quarter of 2003 was $2.5 million or ($0.09) per share compared to a net loss of $3.6 million or ($0.12) per share in the first quarter of 2002, and a net loss of $2.6 million in the fourth quarter of 2002. This represents a 29% improvement compared to the first quarter of 2002 and the Company's tenth straight quarterly improvement.

Gross margins for the first quarter of 2003 were 37% of revenue compared with gross margins of 23% in the year ago period. EBITDA (earnings before interest, taxes, depreciation and amortization) loss for the first quarter of 2003 was $997,000 or ($0.03) per share, compared to a loss of $1.9 million or ($0.07) per share in the first quarter of 2002, a 47% improvement. All EBITDA figures are exclusive of non-cash employee compensation charges. EBITDA is presented because it is a widely accepted performance indicator, although it should be noted that it is not a measure of liquidity or of financial performance under generally accepted accounting principles. The EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP.

Consistent with the SEC Regulation G, the following table provides a reconciliation of EBITDA to the Generally Accepted Accounting Principles (GAAP) measure of Operating Income:

               ($ in  thousands)                         Q1 2003       Q1 2002
                                                       -----------   -----------

               EBITDA:                                     ($997)      ($1,873)
                 Less:
                    Non-cash compensation expense               -         (162)
                    Depreciation & Amortization           (1,598)       (1,635)
                                                       -----------   -----------
               Operating Loss                            ($2,595)      ($3,670)
                                                       ===========   ===========


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deltathree's cash usage for the first quarter of 2003 rose to approximately $1.5 million, up from approximately $0.8 million in the sequential fourth quarter of 2002. The sequential increase in cash burn was primarily related to higher cash outlays associated with the opportunistic reduction of outstanding balance sheet liabilities. As a result of these actions, total liabilities during the first quarter of 2003 declined $813,000, a reduction of 16% compared to the sequential fourth quarter of 2002. Increased cash usage during the quarter also reflects approximately $150,000 in higher financial advisory and legal costs associated with corporate activities related to the proposed tender offer by D3
Acquisition, Inc. announced on February 6th, 2003. Management had anticipated cash usage for the quarter in the range of $1.0 million to $1.5 million. deltathree ended the first quarter of 2003 with approximately $19.7 million in cash and short-term investments, and no outstanding debt.

With regards to the proposed tender offer for all outstanding shares of deltathree from D3 Acquisition, Inc. announced on February 6th, 2003, deltathree continues to work with Kaufman Bros. as an independent financial advisor to evaluate potential additional strategic alternatives and aid in discussions with D3 Acquisition, Inc. aimed at maximizing shareholder value. To date, deltathree's special committee of independent directors appointed to direct the process is continuing the evaluation and discussion process.

deltathree Operational Review

Shimmy Zimels, deltathree's Chief Executive Officer, stated, "We continue to see sales activity within our core iConnectHere customer base reflect the true global interest in high quality, low cost VoIP telephony based communications services. Our focus on these valued added consumer services and our shift away from less profitable market segments, such as carrier sales, has been the primary factor in deltathree's success in driving margins higher and improving our bottom-line. As we look forward, deltathree remains committed to generating new opportunities to accelerate the organic growth of our iConnectHere offering through direct sales, cost effective partner channels and our global network of resellers. To support these efforts it is essential that deltathree continues to deliver on its mission of providing customers affordable personal communication services that meet their ever changing demands for advanced VoIP services worldwide. New iConnectHere product enhancements launched during the first quarter included new online iConnectHere Member and deltathree Reseller centers, offering our customers and resellers greater ease of use, increased personalization features and improved new account processes."

Paul White, deltathree's Chief Financial Officer, stated, "Despite a backdrop of challenging global economic conditions during the first quarter, deltathree continued to make progress on its key financial goals of focusing on high margin revenue streams, improving financial efficiencies and reducing our quarterly net losses. We remain committed to using our capital resources judiciously and to regularly evaluate current market conditions in order to opportunistically reduce our corporate liabilities and further strengthen our balance sheet."

deltathree Financial Guidance

For the second quarter of 2003, deltathree forecasts a quarterly net loss (excluding non-cash compensation and non-recurring charges) within the range of ($0.05) per share to ($0.10) per share. Quarterly cash usage for the second quarter of 2003 is forecasted to be in the range of $1.0 million to $1.5 million.


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Conference Call Details

The deltathree first quarter 2003 earnings conference call will be webcast live at 4:30 p.m. ET [1:30 p.m. PT] today, May 13th, 2003. Investors are invited to listen via deltathree's website, http://corp.deltathree.com. Please go to the website at least 15 minutes early to register, download, and install any necessary audio software. A replay of the call will also be available through the deltathree corporate web site. Those that cannot listen via the webcast are invited to listen to the telephone replay of the presentation by dialing 1-800-475-6701 in the United States or 320-365-3844 internationally and entering reservation number 683801 beginning at 8:00 p.m. ET [5:00 p.m. PT].

About deltathree

Founded in 1996, deltathree is the leading provider of hosted, SIP-based VoIP products and services. deltathree provides private-label products, including PC-to-Phone, Phone-to-Phone, and Broadband Phone, as well as back-office services such as billing, operations management, marketing support, and network management, to service providers worldwide. deltathree's consumer division, iConnectHere, provides award-winning VoIP products directly to consumers. Our high quality Internet telephony solutions are viable and cost-effective alternatives to traditional telephone services. For more information about deltathree, visit our web site at HTTP://CORP.DELTATHREE.COM.

Except for historical matters contained herein, the matters discussed in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect deltathree's business and prospects and cause actual results to differ materially from these forward-looking statements.

Among the factors that could cause actual results to differ are the inherent uncertainty of financial estimates and projections, the competitive environment for Internet telephony, deltathree's limited operating history, changes of rates of all related telecommunications services, the level and rate of customer acceptance of new products and services, legislation that may affect the Internet telephony industry, rapid technological changes, and other risk factors contained in deltathree's periodic reports on Form 10-K and Forms 10-Q on file with the SEC and available through http://www.sec.gov.

deltathree Contact:                          Investor Relations Contact:
-------------------                          ---------------------------

Paul White                                   Erik Knettel
Chief Financial Officer                      The Global Consulting Group (GCG)
(212) 500-4850                               (212) 807-5057
paulw@deltathree.com                         erik.knettel@tfn.com



                                 (Tables follow)


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                                DELTATHREE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                     As of                  As of
                                                                                   March 31,             December 31,
                                                                                      2003                   2002
                                                                                  -----------            ------------
                                                                                  (unaudited)
                                                                                            ($ in thousands)
ASSETS
Current assets:
 Cash and cash equivalents............................................                $4,420                 $5,681
 Short-term investments...............................................                15,271                 15,552
 Accounts receivable, net ............................................                   344                    652
 Prepaid expenses and other current assets ...........................                   832                    760
                                                                                    --------               --------
    Total current assets..............................................                20,867                 22,645
                                                                                    --------               --------
Property and equipment, net...........................................                 7,905                  9,452
                                                                                    --------               --------
Deposits..............................................................                   100                    100
                                                                                    --------               --------
     Total assets.....................................................               $28,872                $32,197
                                                                                    ========               ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable.....................................................                $1,829                 $2,306
 Deferred revenues ...................................................                   240                    334
 Other current liabilities ...........................................                 2,084                  2,330
                                                                                    --------               --------
    Total current liabilities.........................................                 4,153                  4,970
                                                                                    --------               --------
Long-term liabilities:
 Severance pay obligations ...........................................                   117                    113
                                                                                    --------               --------
    Total liabilities.................................................                 4,270                  5,083
                                                                                    --------               --------
Commitments and contingencies

Stockholders' equity:
 Class A common stock, - par value $0.001.............................                    29                     29
 Class B common stock, - par value $0.001.............................                     -                      -
 Additional paid-in capital...........................................               166,801                166,801
 Accumulated deficit..................................................              (142,018)              (139,506)

Treasury stock at cost: 257,600 shares of class A common stock as of
  March 31, 2002 and December 31, 2002................................                  (210)                  (210)
                                                                                    --------               --------
     Total stockholders' equity.......................................                24,602                 27,114
                                                                                    --------               --------
     Total liabilities and stockholders' equity.......................               $28,872                $32,197
                                                                                    ========               ========


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                                DELTATHREE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                            Three Months Ended
                                                                                                 March 31,
                                                                                       2003                   2002
                                                                                       ----                   ----
                                                                                                (unaudited)
                                                                                    ($ in thousands, except share data)

Revenues.......................................................                          2,972                  3,337

Costs and operating expenses:
  Cost of revenues, net........................................                          1,862                  2,557
  Research and development expenses, net ......................                            663                    992
  Selling and marketing expenses...............................                            783                  1,051
  General and administrative expenses (exclusive of
     non-cash compensation expense shown below)................                            661                    610
  Non-cash compensation expense................................                              -                    162
  Depreciation and amortization ...............................                          1,598                  1,635
                                                                                    ----------             ----------
Total costs and operating expenses.............................                          5,567                  7,007
                                                                                    ----------             ----------

Loss from operations...........................................                        (2,595)                (3,670)
Interest income (expense), net.................................                            101                    129
                                                                                    ----------             ----------
Loss before income taxes.......................................                        (2,494)                (3,541)
Income taxes...................................................                             18                     11
                                                                                    ----------             ----------
Net loss.......................................................                       $ (2,512)              $ (3,552)
                                                                                    ==========             ==========
Net loss per share - basic and diluted ........................                       $  (0.09)              $  (0.12)
                                                                                    ==========             ==========
Weighted average number of shares outstanding -
 basic and diluted (number of shares)..........................                     28,923,296             28,885,606
                                                                                    ==========             ==========